Exhibit 10.1

Project Artery

Strategic Cooperation Framework Agreement

This Strategic Cooperation Framework Agreement (the “Framework Agreement”) is entered into effective as of the effective date of the License and Distribution Agreement (as defined below) (the “Effective Date”) by and between Avinger, a company organized and existing under the laws of United States of America (“USA” or "US"), legally represented by Jeffrey M. SOINSKI, having its address at 400 Chesapeake Drive, Redwood City, CA 94063, USA (“Avinger” or “Party A”) and Zylox-Tonbridge Medical Technology Co., Ltd., a company established in the People's Republic of China (“PRC”), legally represented by Dr. Jonathon Zhong ZHAO, with its registered office at 270 Shuyun Road, Yuhang District, Hangzhou, Zhejiang Province, China (“Zylox” or “Party B”). Avinger and Zylox are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Avinger is a US-listed company which designs, manufactures, and sells real-time high-definition image-guided, minimally invasive catheter-based systems that are used by physicians to treat patients with peripheral artery disease.

WHEREAS, Zylox is a Chinese company listed in Hong Kong, which specializes in the innovative research and development, manufacturing and sales of medical devices in the field of peripheral and neurovascular interventions and implants.

WHEREAS, the Parties entered into a Term Sheet dated October 31, 2023 ("Term Sheet") regarding investment and strategic partnership undertaking related to the agreed products, which sets forth the key principles of the business cooperation between the Parties together with a set of legal documents to be concluded for that purpose, including this Framework Agreement.

WHEREAS, according to the Term Sheet, Zylox is to be granted an exclusive license to import, develop, and commercialize the relevant imported products of Avinger in the Territory (including Mainland China, Hong Kong, Macao and Taiwan), and be granted with an exclusive license from Avinger to develop, manufacture and commercialize the localized products in the Territory, which license is to be governed by a “License and Distribution Agreement” between the Parties that is currently the subject of negotiation.

WHEREAS, according to the above-mentioned Term Sheet, Zylox will be an OEM manufacturer for Avinger for the agreed products for out of Territory business, upon regulatory approval and/or complete filing, which will be subject to a separate agreement to be agreed between the Parties (the “OEM Manufacturing Agreement”);

WHEREAS, according to the above-mentioned Term Sheet, besides the Territory, the Parties also intend to collaborate on other markets including European and US markets.

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Now, therefore, the Parties reached a consensus for strategic cooperation that is outlined in the below Framework Agreement :

ARTICLE 1
Definitions

1.

“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock or equity of such entity, or by contract.

2.

“Applicable Law” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator or governmental agency or authority (including Regulatory Authorities) having jurisdiction over or related to the subject matter in question.

3.	“Avinger Financing Agreement” means the Securities Purchase Agreement to be entered into on or about the date of this Agreement by the Parties.

4.	“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the USA and the Territory are not operative.

5.

“Change of Control” with respect to a Party means (i) the acquisition (directly or indirectly, whether by merger, consolidation, purchase and sale, share exchange or otherwise) by any party other than an Affiliate of a beneficial interest in the securities of the Party representing more than 50% of the combined voting power of the then outstanding securities of the surviving entity immediately after acquisition (other than a capital raising transaction); or (ii) the transfer, sale or assignment of more than 50% of the assets of the Party to a party other than an Affiliate; or (iii) any other transfer to a party other than an Affiliate of the power and ability to control or direct the management and policies of that Party (including a change of the Executive Officer of Avinger, Mr. Jeffrey M. Soinski). For the avoidance of doubt, the following scenarios are explicitly excluded from the Change of Control of Zylox: any capital operations or equity restructure resulting in direct or indirect change of shareholding structure of Zylox.

6.

“Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities directed to marketing, promoting, selling, offering for sale, importing for sale, distributing, leasing and repairing the products and providing after-sales services for the products in or out of the Territory (as the context may indicate or require), including activities relating to the importation, pre-launch, launch, detailing, advertising, pricing and reimbursement (including the obtaining of the required regulatory approvals for reimbursement), promotion, distribution, invoicing and sales of products in or out of the Territory (as the context may indicate or require). In addition to the foregoing, “Commercialization” in connection with the Product shall also include Post-Marketing Studies in or out of the Territory (as the context may indicate or require) and all types of cross-border direct sale or e-commerce in or out of the Territory (as the context may indicate or require).

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7.

“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Framework Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of similarly situated companies in the medical device industry for the development and commercialization of similarly situated branded medical products as the applicable products at a similar stage of development and commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues (but not taking into account any payment owed to the other Party under this Framework Agreement), and all other relevant factors (such as financial).

8.

“Control” means, with respect to any material, Information, or Intellectual Property Right, the possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license grants under the License and Distribution Agreement concluded between the Parties), to grant a license, sublicense or other right to or under such material, Information, or Intellectual Property Right on the terms and conditions set forth in this Framework Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

9.

“Designated Party” means an Affiliate of Zylox or a Third Party (subject to the conditions in this Framework Agreement), which has been designated by Zylox to exercise certain rights and/or perform certain of the Zylox’s obligations under this Framework Agreement.

10.	“EMA” means the European Medicines Agency.

11.

“Executive Officer” means, (a) with respect to Avinger, its CEO or another senior officer of Licensor designated by its CEO and (b) with respect to Zylox, its Chairman of the Board of Directors, or another senior officer of Zylox designated by its Chairman of the Board of Directors.

12.	"FDA" means the United States Food and Drug Administration.

13.

“Field” means, treatment of any diseases or conditions in humans in the indications including but not limited to the following: for clinical use in vascular atherectomy and CTO crossing, and to use in medical institutions for vascular atherectomy and CTO crossing and for scientific research use in research related to vascular atherectomy and CTO crossing, and to use in medical institutions or non-medical institutions or companies for research and development related to vascular atherectomy and CTO crossing, as approved and updated by the Regulatory Authority from time to time of the respective country/region. To the avoidance of doubt, clinical use in Hainan is also included in the scope of the Field as approved, filed or updated by the Regulatory Authority from time to time.

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14.

“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices and procedures for designing, conducting, recording, and reporting clinical trials that involve the participation of human subjects promulgated or endorsed by the relevant Regulatory Authority and applicable to the Territory or any other jurisdiction where clinical trials involving human subjects related to any Product are or were performed, as they may be updated from time to time.

15.

“Good Manufacturing Practices” or “GMP” means the then-current Good Manufacturing Practices promulgated or endorsed by the relevant Regulatory Authority and applicable to the manufacture and testing of medical devices in the Territory or any other jurisdiction where any Product is or was manufactured or tested, as may be updated from time to time.

16.

“Good Supply Practices” or “GSP” means the then-current Good Supply Practices promulgated or endorsed by the relevant Regulatory Authority and applicable to the distribution (including traceability and the process of procurement, warehousing, sale and transportation) of medical devices in or out of the Territory (as the context may indicate or require), as may be updated from time to time, including applicable rules promulgated by NMPA or its equivalent in Taiwan, by FDA, by EMA, or by other Regulatory Authority, in each case as applicable.

17.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

18.

“Indication” means an illness or condition which is accepted by the applicable Regulatory Authorities as an approved indication for a specific treatment or for particular scientific research in the Field.

19.	“Insolvency Event” shall mean “Insolvency Event” in relation to either Party, which means any one of the following:

(a)

the Party commences a bankruptcy proceeding or similar proceeding (except in relation to a solvent reorganization), an assignment for the benefit of creditors, or otherwise seeks dissolution, that is not dismissed, rescinded, or stayed within ninety (90) days of commencement thereof;

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(b)	an involuntary petition in an insolvency proceeding is filed against a Party and is not dismissed or stayed within ninety (90) days of the filing thereof;

(c)

a trustee in bankruptcy, receiver, administrative receiver, receiver and manager, court appointed receiver, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over any material part of that Party’s assets, other than to the extent that such officer is appointed at the request of the other Party to this Framework Agreement;

20.

“Localization” with a correlative meaning for “Localize” and “Localizing,” refers to the undertakings and activities related to the Imported Products and the Domestic Products which Zylox or its Designated Party is authorized to carry out under the terms of the License and Distribution Agreement (as those terms are defined therein).

21.

“Manufacture” means to make a Product in the Territory in compliance with the applicable GMP and the applicable Marketing Authorization (e.g.,. by NMPA, FDA, or EMA), including to process, prepare, make and Test the raw materials used in the production of the Product and to Test the Product prior to release packaging, and “Manufacturing” has the corresponding meaning.

22.	“Market” means for the purpose of this Framework Agreement, each of, or, certain particular regions of the world in or out of the Territory.

23.

“Marketing Authorization” or “Market Authorization” means that specific Regulatory Approval issued by a Regulatory Authority in a jurisdiction to register the Product and required for Commercialization in such jurisdiction, but excluding any pricing or reimbursement approval.

24.

“NMPA” means the National Medical Products Administration of the People’s Republic of China, including its local counterparts and any successor agency thereto having substantially the same function and authority (as, for example, the TFDA or DOH in Taiwan).

25.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

26.	“PRC” or “China” means the People’s Republic of China, excluding Hong Kong, Macao and Taiwan for the purpose of this Framework Agreement;

27.

“Regulatory Approval” means all approvals necessary for the Localization, Manufacture, marketing, importation and Commercialization of any Product in the Field in a given country or regulatory jurisdiction within or outside of the Territory (as the context may indicate or require), including applicable Marketing Authorizations.

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28.	“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

29.

"Subsidiary Agreements" means the agreements concluded under or related to this Framework Agreement, including without limitation the Avinger Financing Agreement, the License and Distribution Agreement, Non-Disturbance Agreement and the OEM Manufacturing Agreement, to be specified hereunder and attached to this Agreement.

30.	“Territory” means PRC, including Mainland China, Hong Kong, Macao and Taiwan.

31.	“Third Party” means any entity other than Licensor or Licensee or an Affiliate of either of them.

1.	Strategic Cooperation in PRC

a)	Investment by Party B

Pursuant to the terms of the Avinger Financing Agreement, Party B will make two tranches of investment into Party A ("Tranche 1 Investment" and "Tranche 2 Investment") to fund the Party A's core business, on the condition that Party B is to be granted an exclusive license related to imported Products and localized Products as mentioned under the License and Distribution Agreement.

b)	Exclusive License

Pursuant to the terms of the License and Distribution Agreement, Party B will be granted with an exclusive, transferrable, sub-licensable, sub-contractable license by Party A to use, ship and distribute within the Territory, Localize, register, Manufacture, supply and Commercialize the products within the Territory.

c)	OEM Manufacturing

Pursuant to the terms of the OEM Manufacturing Agreement, Party B will be an OEM manufacturer for Party A in terms of manufacturing products for sale by Party A out of the Territory, upon regulatory approval and/or complete filing of the Regulatory Authority of the jurisdiction where the products will be sold.

The costs to be incurred inside or outside of the Territory for the purpose of Regulatory Approval by the FDA, EMA, or by other Regulatory Authorities outside of the Territory for sale outside the Territory under the OEM manufacturing undertaken by Party B for Party A, or for other markets outside the Territory, shall be borne by Party A (except for the costs of compliance with and certification of GMP and costs of obtaining a CE mark, which shall by borne by Party B, unless specific more rigorous requirements may be required for the products to be manufactured under the OEM Manufacturing Agreement), and shall be subject to the OEM Manufacturing Agreement between the Parties.

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2.	Technology Transfer

a)

The Parties agree that Party A shall transfer the relevant technologies to Party B so as to enable Party B to manufacture the “Licensed Products” as agreed between the Parties within the Territory under the terms of the License and Distribution Agreement. The terms of this Article 2 are only an outline of the detailed terms for Technology Transfer and will be replaced by the terms of the License and Distribution Agreement once concluded by the Parties.

b)	The Licensed Products include the following:

-	LightBox 300 system/ LightBox 250 system, including SLED, Stand
-	Pantheris A400/A400X
-	Pantheris A140-SV
-	Pantheris A110-LV
-	Tigereye ST
-	Ocelot

It is agreed between the Parties that whether Coronary ST should be included in the Licensed Products should be determined after further negotiation between the Parties.

c)

In accordance with Article 7.7 (b) of the License and Distribution Agreement, Party A shall provide training for Imported Products and training for Domestic Products as defined therein, and Party A shall provide training to Party B at the reasonable frequency and training courses content as requested by Zylox.

d)

The Parties agree that for the License Fees to be paid by Zylox to Avinger under the License and Distribution Agreement, Avinger will waive, or offset if offsetting is agreed by the Parties, such payment quarterly after the calculation and determination of Gross Revenue and License Fees as defined under the License and Distribution Agreement, against the amounts of the receivables payable from Avinger under the OEM Manufacturing Agreement during the corresponding quarter. For the avoidance of doubt: (i) if, during any quarter of the year, the amount of License Fees to be paid by Zylox to Avinger under the License and Distribution Agreement is higher than the full amount of receivables of Zylox against Avinger, then Zylox agrees to pay the amount by which License Fees to be paid by Zylox exceed such receivables of Zylox against Avinger to the extent permitted by law; and (ii) if, during any quarter of the year, the amount of License Fees to be paid by Zylox to Avinger under the License and Distribution Agreement is lower than the full amount of receivables of Zylox against Avinger, then Avinger agrees to pay the amount by which receivables of Zylox against Avinger exceeds such License Fees to the extent permitted by law. The Parties explicitly agree that such payment is tax included, while Zylox will pay the withholding tax for Avinger in accordance with the PRC laws and regulations.

3.	Global Manufacturing Supply under OEM Mode

a)

Under the OEM manufacturing mode as mentioned in Article 1(c) hereof, Party B agrees to manufacture and supply OEM Products (defined below) to Party A upon obtaining Regulatory Approval for out of the Territory (FDA, EMA). Such manufacturing will be carried out at the approved manufacturing facilities unless otherwise agreed by Party A in writing. The detailed terms of the OEM Manufacturing arrangement shall be set forth in the OEM Manufacturing Agreement. The terms that follow in this Article 3 are only an outline of such terms and will be replaced by the terms of the OEM Manufacturing Agreement once concluded by the Parties.

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b)	The Parties agree that OEM Products include the following:
-	LightBox 3
-	Pantheris A400 series, Pantheris LV/ SV
-	Tigereye ST

It is agreed between the Parties that whether Coronary ST should be included in the Licensed Products should be determined after further negotiation between the Parties.

Party B will start to OEM Manufacturing after the following conditions are met:

-

Party A has successfully obtained the relevant Regulatory Approval where Party A will sell outside of the PRC, the Market Approval of the Products equivalent to the Products to be manufactured under the OEM business model for which the transfer of the manufacturing operations at Party B’s approved facilities shall be carried out.

-

Party A has transferred all the relevant technical documents and its Know-how regarding the manufacturing of the Products to be manufactured under OEM business model and regarding the manufacturing of the Domestic Products to Party B;

-

Party A agrees to provide all necessary assistance so that Party B can pass the specific requirements under the Good Manufacturing Practice and other requirements which may be specifically required regarding the OEM Products by the Regulatory Authorities, including FDA approval, etc.

c)

The costs to be incurred outside the Territory, for the purpose of regulatory approval under the OEM manufacturing by Party B for Party A, including FDA approval or other regulatory approvals for the markets outside the Territory shall be borne by Party A (except as noted above in Article 1(c) and provided for in the OEM Manufacturing Agreement).

d)

As noted above in Article 1(c) and as provided for in the License and Distribution Agreement, for avoidance of doubt, such support shall be other than for the obtaining of regulatory approval from NMPA (National Medical Products Administration of the PRC) (if applicable), CE in European market and GMP requirements, if applicable. Notwithstanding the foregoing, Party A shall be responsible for all costs and expenses required to obtain any additional approvals or consents from the FDA as a result of Party A’s transfer of manufacturing operations to Party B at the approved facilities, but only to the extent such FDA approvals and consents require Party B to exceed NMPA requirements and/or EMA requirements for CE mark, as well as exceeding “Good Manufacturing Practices” for medical devices as such are defined by EMA (or if more rigorous, as defined by NMPA or FDA).

e)	For the OEM products supplied by Party B to Party A, Party B will charge a fixed 15% markup on actual manufacturing COGS (cost of goods sold) as the transfer price to Party A.

f)	Party B agrees to conclude an OEM Manufacturing Agreement with Party A within one month after Party B has been filed in FDA as a product manufacturer.

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4.	Strategic Cooperation in the US

a)

The Parties agree that Party A is entitled to distribute Zylox US Products (to be defined as below) for the US market. Party A is entitled to select from the Zylox US Products for distribution in the US market.

b)	The Parties herewith agree that Zylox US Products include but are not limited to the following:
-	Second Generation PTA Balloon Catheter
-	PTA Scoring Balloon Catheter
-	Second Generation High-Pressure PTA Balloon Catheter
-	Long Tapered PTA Balloon Catheter
-	PTA Balloon Catheter Large Diameter
-	Femoral Introducer Sheath Set
-	Femoral Guiding Sheath Set
-	Peripheral Working Guidewire (0.014, 0.018, 0.035)
-	Angiographic Catheter (4-6F)

c)

For the Zylox US Products selected by Party A, Party B shall be the registered/filed market authorization owner at FDA in the US, unless otherwise agreed between the Parties. Party A and Party B agree to further negotiate on commercial terms for each selected US Product, including but not limited to the cost of registration, business model in US and further commercial plans.

d)	For those products not included in the list of Zylox US Products defined herein, Party A holds right of first refusal for distribution or commercialization in the US market.

e)	The price for supplying Zylox US Products by Party B to Party A for the US market is to be further agreed between the Parties.

5.	Strategic Cooperation in Europe

a)

The Parties agree that Party A is entitled to distribute Zylox EU Products (to be defined as below) for parts of the German market to be further agreed between the Parties. Party A is entitled to select from the Zylox EU Products for distribution in the afore-mentioned market.

b)	The Parties herewith agree that Zylox EU Products include but are not limited to the following:
-	ZENFLUXION Drug Coated PTA Balloon (plus second generation when available)
-	Peripheral Stent System
-	Peripheral Drug-Eluting Stent System
-	PTA Balloon Catheter (plus second generation when available)
-	High Pressure PTA Balloon Catheter
-	IVL System (when available)

c)

For the Zylox EU Products selected by Party A, Party B shall be the registered/filed CE market authorization owner, unless otherwise agreed between the Parties. Party A and Party B agree to further negotiate on commercial terms for each selected EU Product, including but not limited to the cost of registration, business model in Europe and further commercial plans.

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d)	For those products not included in the list of Zylox EU Products defined herein, Party A holds right of first refusal for distribution in the agreed European market.

e)	The price for supplying Zylox EU Products by Party B to Party A for the agreed European market is to be further agreed between the Parties.

6.	Term and Termination

a)

This Framework Agreement shall commence on the Effective Date and shall continue in force and effect for twenty (20) years (the “Initial Term”) and shall be further automatically extended for additional twenty (20) years provided the operation term of Party B shall have been extended before that date and unless terminated earlier by mutual written agreement of the Parties or pursuant to Articles 6 of this Framework Agreement (all such additional terms extended, together with the Initial Term, the “Term”). Accordingly, Party B shall be responsible for extending its current business term which is to expire on November 4th 2032. If different terms are set forth in the Terms of the Subsidiary Agreements, such Terms of the Subsidiary Agreement shall prevail over the Term of this Framework Agreement.

b)

Any Party may terminate this Framework Agreement effective immediately by written notice to the other Party if the other Party is subject to an Insolvency Event. Upon termination of this Framework Agreement, the Subsidiary Agreements shall not be terminated as long as the License and Distribution Agreement is not terminated, unless they are terminated as provided for in each of them.

c)

Unless specified in each of the Subsidiary Agreements, the breach or termination of any Subsidiary Agreement shall not affect the effectiveness of the other Subsidiary Agreements concluded under this Framework Agreement, and will not lead to the termination of this Framework Agreement. However, the termination of the License and Distribution Agreement for whatever reason shall lead to the termination of this Framework Agreement and may lead to the termination of the other Subsidiary Agreements as provided therein.

d)	Each Party agrees that a Change of Control does not lead to the termination of this Framework Agreement.

e)

Termination of this Framework Agreement shall not affect rights or obligations of the Parties under this Framework Agreement or other agreements between the Parties that have accrued prior to the date of termination. Liability for breach under this Framework Agreement shall not independently be a breach under other agreements between the Parties regarding the event triggering such liabilities unless so provided in each relevant Subsidiary Agreement.

f)

Termination is not the sole remedy under this Framework Agreement and, whether or not termination is effected and notwithstanding anything contained in this Framework Agreement to the contrary, all other remedies shall remain available except as otherwise agreed upon and set forth herein.

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7.	Confidentiality

During the term of performance of this Framework Agreement, and for a period of sixty (60) months thereafter, or unless and until the information properly comes into the public domain, each Party shall maintain the secrecy and confidentiality of any proprietary or secret information (the "Confidential Information") related to the other Party, and shall not disclose to any Third Party or person any Confidential Information disclosed to it by the other Party. Information contained in or relating to this Framework Agreement is considered as Confidential Information. Each Party shall promptly notify the other Party if it becomes aware of any unauthorized disclosure of Confidential Information. Confidential Information, however, shall not include information which is now or hereafter becomes part of the public domain through authorized publication, information which the receiving Party can demonstrate was in its lawful possession at the time of receipt, and information which hereafter comes into the possession of the receiving Party and was or is not acquired by the receiving Party directly or indirectly from the providing Party or sources under an obligation of secrecy to such providing Party. Each Party shall cause its affiliates, directors, managers, employees, and representatives to abide by the aforesaid confidentiality obligations and shall bear joint and several liabilities for the breach of such confidentiality obligations by its affiliates, directors, managers, employees, and representatives. Each Party shall be free to make disclosures of Confidential Information that are required by Applicable Law (such as in response to an order of a Governmental Authority, and including pursuant to the rules of any exchange on which the securities of the disclosing Party, or such Party’s Affiliates, are listed, in which case the disclosing Party will provide the other Parties with the opportunity to review and comment in advance of such disclosure).

8.	Governing Law

This Framework Agreement and all disputes arising out of or related to this Framework Agreement or any breach hereof shall be governed by and construed under the Laws of Hong Kong without giving effect to any choice of law principles that would require the application of the Laws of a different state.

9.	Dispute Resolution

a)

The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Framework Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, if a dispute arises under this Framework Agreement, including any alleged breach of this Framework Agreement or any issue relating to the due execution, interpretation, validity, performance or application of this Framework Agreement (“Dispute”), and the Parties are unable to resolve such Dispute within thirty (30) days after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute the Executive Officers for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If the negotiations by the Executive Officers fail to achieve a mutually acceptable resolution, the Dispute shall be submitted to the Singapore International Arbitration Center (“SIAC”) for arbitration in accordance with its arbitration rules then in force at the time of application. The place of arbitration shall be Singapore. The number of arbitrators shall be three (3).

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Promptly following receipt of the Demand, the Parties shall each appoint one (1) arbitrator within 30 days of receipt of the Demand. The third arbitrator, who shall act as the presiding arbitrator, shall be appointed by the above two arbitrators within 15 days of when they are appointed. If such third arbitrator or any of the above two arbitrators fails to be appointed with the above deadline, the said arbitrator shall be appointed by the chairman of SIAC. The arbitrators shall have experience with respect to the matter(s) to be arbitrated. The arbitrators shall apply the governing law set forth in Article 8. The Parties shall instruct the arbitrators to: (i) conclude the arbitration as soon as practicable (and in any event within six (6) months after selection of the arbitrators), and (ii) deliver a written, reasoned opinion stating the arbitrators’ decision within thirty (30) days after the arbitration hearing is concluded.

b)

Each Party shall pay its own attorney’s fees incurred in connection with such arbitration; provided however, if the arbitrators specifically determine that one Party prevailed clearly and substantially over the other Party, then the arbitrators may require the non-prevailing Party to pay the prevailing Party’s reasonable attorney’s fees and expert witness costs and arbitration costs.

c)

Either Party may apply to the arbitrators for, or may seek from any court having jurisdiction, interim injunctive or provisional relief as necessary to protect the rights or property of such Party until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators may grant legal, equitable and monetary relief consistent with the terms of this Framework Agreement. Judgment upon the award rendered by the arbitrators shall be binding, final and non-appealable (absent manifest error) and may be entered and enforced in any court having jurisdiction thereof.

d)

Notwithstanding anything to the contrary in this Article 8, either Party may apply to any court having jurisdiction for interim injunctive relief (including a temporary restraining order or preliminary injunction) to protect a Party’s interests or preserve the status quo during the pendency of a dispute between the Parties.

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In Witness Whereof, the Parties have executed this Framework Agreement by their duly authorized officers as of the Effective Date.

Avinger

Signature: /s/ Jeffrey M. Soinski
Name: Jeffrey M. Soinski
Title: Chief Executive Officer

Zylox-Tonbridge Medical Technology Co., Ltd.

Signature: /s/ Jonathon Zhong Zhao
Name: Jonathon Zhong Zhao
Title: Chairman

Annex 1 Subsidiary Agreements

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